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                                                                  EXHIBIT (p)(3)

                                 CODE OF ETHICS

                                     OF THE

                               WM GROUP OF FUNDS,

                               WM ADVISORS, INC.,

                           WM FUNDS DISTRIBUTOR, INC.

                                       AND

               SELECTED EMPLOYEES OF WM SHAREHOLDER SERVICES, INC.

This Code of Ethics ("Code") has been adopted by the companies referred to herein May 13, 2003. This Code shall apply to all Access Persons of the Investment Company, to all Access Persons of the Adviser in accordance with Rule 204-2 of the Investment Advisers Act of 1940 for IMS Accounts, to all Access Persons of the Distributor, and to the Fund Accounting Department and Fund Administration Department of the Transfer Agent.

1.       STATEMENT OF GENERAL PRINCIPLES.

         This Code is intended as a statement of general fiduciary principles that govern the personal investment activities of all Access Persons. In addition to the specific standards and guidelines set forth below, Access Persons must govern themselves in accordance with the following general principles:

         (a) The Code is based on the principle that the officers, trustees, directors and employees of the companies subject to this Code owe a fiduciary duty to, among others, the shareholders of the Investment Company, to conduct their personal securities transactions in a manner which does not interfere with Fund portfolio transactions or otherwise take unfair advantage of their relationship to the Funds. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions; and

         (b) Access Persons should not take inappropriate advantage of their position. Troublesome questions can arise whenever Access Persons receive unusual investment opportunities, perquisites, or gifts of more than de minimis value from persons doing or seeking business with the Adviser, Investment Company or IMS Account. As a general principle, it is imperative that those who work for or on behalf of an Investment Company or IMS Account avoid any such situation that might compromise, or call into question, their exercise of fully independent judgment.

2.       DEFINITIONS.

         (a) "Access Person" means any director, trustee, officer, employee, general partner, or Advisory Person of the Investment Company, or Adviser; in addition, "Access Person" includes any director, officer, or employee of the Distributor whose function causes such person to be an "Access Person" as so defined by Rule 17j-1.

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         (b)      "Adviser" means WM Advisors, Inc.

         (c) "Advisory Person" means (1) any employee of the Investment Company or Adviser, or of any company in a control relationship to the Investment Company or Adviser, who, in connection with his regular functions or duties, makes, participates in, or obtains information, regarding the purchase or sale of a Security by the Investment Company or Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
                  (2) employees of the Transfer Agent engaged in fund accounting or fund administration for the Investment Company; and (3) any natural person in a control relationship to the Investment Company or Adviser who obtains information concerning recommendations made to the Investment Company or Adviser with regard to the purchase or sale of a Security.

         (d) "IMS Accounts" means accounts that are separately managed by the Adviser.

         (e) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. In addition, an Access Person shall, solely for purposes of Sections 5, 6, 7, 8(f) and 9 hereof, be deemed to have Beneficial Ownership of any Security which such Access Person has the power to vote or dispose of, but only to the extent such Access Person does in fact exercise the power to vote, causes the acquisition of or causes the disposition of such Security, and provided further that no Access Person shall be deemed to have "Beneficial Ownership" of any client accounts managed by WM Advisors, Inc. except to the extent otherwise required by Rule 17j-1(d)(5).

         (f)      "Control" shall have the same meaning as that set forth in section 2(a)(9) of the Investment Company Act.

         (g) "Disinterested Trustee" means a trustee of the Investment Company who is not an "interested person" of the Investment Company or Adviser within the meaning of Section 2(a)(19) of the Investment Company Act.

         (h)      "Distributor" means WM Funds Distributor, Inc.

         (i) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

         (j)      "Investment Company" or "Fund" means:

                  WM Trust I: U.S. Government Securities Fund, Income Fund, Growth & Income Fund, Money Market Fund, Tax-Exempt Money Market Fund, Tax-Exempt Bond Fund, West Coast Equity Fund, Mid Cap Stock Fund, Equity Income Fund, REIT Fund, High Yield Fund;

                  WM Trust II: Short Term Income Fund, Growth Fund, Small Cap Stock Fund, International Growth Fund, California Municipal Fund, California Insured Intermediate Municipal Fund, California Money Fund;

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                  WM Strategic Asset Management Portfolios: Strategic Growth
                  Portfolio, Conservative Growth Portfolio, Balanced Portfolio, Conservative Balanced Portfolio, Flexible Income Portfolio;

                  WM Variable Trust: Money Market Fund, Short Term Income Fund, U.S. Government Securities Fund, Income Fund, Growth & Income Fund, Growth Fund, Small Cap Stock Fund, International Growth Fund, Equity Income Fund, REIT Fund, West Coast Equity Fund, Mid Cap Stock Fund, Strategic Growth Portfolio, Conservative Growth Portfolio, Balanced Portfolio, Conservative Balanced Portfolio, Flexible Income Portfolio.

         (k) "Investment Personnel" means: (i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; (ii) Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

         (l) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security, including any security that is convertible into or exchangeable for any security that is held or to be acquired by a fund.

         (m) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, repurchase agreements and other high quality short term debt instruments (any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization), bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the board of trustees of the Investment Company or board of directors of the Adviser.

         (n)      "Transfer Agent" means WM Shareholder Services, Inc.

         (o) "Security Held or to be Acquired" by the Fund means: (i) any Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Security described in Section 2(o)(i) of this Code.

         (p) "Subadviser" means: Capital Guardian Trust Company; Van Kampen.Investment Advisory Corp.; Janus Capital Management; Columbia Management Company; OppenheimerFunds, Inc.; or such other organization as may from time to time provide sub-advisory services for a Fund.

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         (q)      A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

3. APPLICATION. The Subadvisers and their affiliates have their own Codes of Ethics pursuant to Rule 17j-1 under the Investment Company Act. Effective September 1, 2000, any Access Person who is not subject to a Subadviser's Code of Ethics that has been approved by the Fund's trustees pursuant to Rule 17j-1, shall be subject to the provisions of this Code, and any person who is subject to a Subadviser's Code of Ethics that has been approved by the Fund's trustees pursuant to Rule 17j-1 and who complies with such Code, shall not be subject to the provisions of this Code.

4. EXEMPTED TRANSACTIONS. The prohibitions and restrictions of Sections 5 and 9 of this Code shall not apply to:

         (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         (b) Purchases or sales of securities which are not eligible for purchase or sale by the Investment Company or Adviser.

         (c) Purchases or sales which are non-volitional on the part of the Access Person, the Investment Company or the Adviser.

         (d) Purchases which are part of an automatic dividend reinvestment plan.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.       PROHIBITED PURCHASES OR SALES/BLACKOUT PERIOD.

         (a) Access Persons. An Access Person shall not purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

                  (1) is being considered for purchase or sale by the Investment Company or Adviser;

                  (2) is being purchased or sold by the Investment Company or Adviser;

         (b) Investment Personnel. Investment Personnel, in addition to the prohibition of 5(a) above, shall not purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale will be purchased or sold by the Investment Company or Adviser

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                  within a period of seven (7) calendar days before and seven
                  (7) calendar days after the purchase or sale of the Security by the Investment Company or Adviser (the "Blackout Period"), and any profits realized on these trades shall inure to and be recoverable by the Investment Company or Adviser. Investment Personnel shall not purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial
                  Ownership:

                  (1) that is issued pursuant to an "initial public offering"; or

                  (2) that is issued pursuant to a "limited offering" (an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
                           Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933), unless the purchase or sale is pre-approved as provided in
                           Section 6.

6. PRE-CLEARANCE OF PARTICIPATION IN PRIVATE OFFERINGS. Investment Personnel shall obtain approval from the Compliance Officer of the Adviser prior to the acquisition of Securities issued pursuant to a "private offering" (as that term is generally recognized as an exemption from registration under Section 4(2) of the Securities Act of
         1933) ("Private Offering Security") in which they, their families (including those of immediate family sharing the same household as the Access Person) or trusts of which they are trustees or in which they have a beneficial interest are parties. The Compliance Officer shall promptly notify the person of approval or denial for the transaction. Notification of approval or denial for the transaction may be given verbally; however, it shall be confirmed in writing within 72 hours of verbal notification. Such notification must be kept strictly confidential, and the Compliance Officer shall maintain records of the approval and the rationale supporting the acquisition of such securities for at least five years after the end of the fiscal year in which the approval is granted. In reviewing the request, the Compliance Officer shall consult with the Presidents of the Investment Company and Adviser, and shall take into account, among other factors, whether the investment opportunity should be reserved for an Investment Company or IMS Account, and whether the opportunity is being offered to such person as a result of his or her position with the Adviser. Investment Personnel who are Beneficial Owners of any Private Offering Security shall be required to disclose such ownership to the Compliance Officer prior to making any recommendation regarding the purchase or sale of the Private Offering Security by an Investment Company or IMS Account or participating in the determination of which recommendations shall be made to the Investment Company or IMS Account. Under such circumstances, the Adviser's decision to purchase the Private Offering Securities shall be subject to an independent review by Investment Personnel with no personal interest in the Private Offering Securities.

7.       BAN ON SHORT-TERM TRADING PROFITS.

         For the purpose of preventing the unfair use of information which may have been obtained by Investment Personnel, any profit realized by such Investment Personnel from any purchase and sale, or any sale and purchase, of any Security in which he or she has, or

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         by reason of such transaction acquires, any direct or indirect
         Beneficial Ownership, within any period of less than sixty (60) days, unless such Security was acquired in good faith in connection with a debt previously contracted, shall inure to and be recoverable by the Investment Company or Adviser, irrespective of any intention on the part of such Investment Personnel in entering into such transaction of holding the Security purchased or of not repurchasing the Security sold for a period exceeding sixty (60) days. This Section shall not apply unless such Investment Personnel was the Beneficial Owner of the Security or of an interest in a Security both at the time of the purchase and sale, or the sale and purchase. Ban on short term trading profits shall not apply to securities issued by Washington Mutual, Inc., which are not eligible for purchase or sale by Investment Company or Adviser.

8.       REPORTING.

         (a) Every Access Person shall report to the Compliance Officer (as that person is designated from time to time by the Adviser) the information described in Sections 8(c), 8(d), 8(e) and 8(f) of this Code with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

         (b) A Disinterested Trustee of the Investment Company need only make a quarterly report in a Security if such trustee or director, at the time of that transaction, knew, or in the ordinary course of fulfilling his official duties as a trustee of the Investment Company or a director of the Adviser should have known, that during the 15-day period immediately preceding the date of the transaction by the director, such Security was purchased or sold by the Investment Company or Adviser or was being considered by the Investment Company or Adviser for purchase or sale by the Investment Company or Adviser.

         (c) Within ten (10) days of becoming an Access Person (except persons who would be included in this subsection solely because of their capacity as a trustee of the Investment Company), such person shall disclose to the Compliance Officer all Security holdings Beneficially Owned by the Access Person. Annually, in conjunction with the first-quarter report specified in Section 8(e) of this Code, all Access Persons shall disclose to the Compliance Officer all Security holdings Beneficially Owned by them. Such annual or initial report shall contain the date of the report, name, number of shares and principal amount of all securities owned by the access person and all securities accounts the access person maintains with a broker, dealer or bank (or any account in which the Access Person may have a beneficial interest).

         (d) All Access Persons (except persons who would be included in this subsection solely because of their capacity as a trustee of the Investment Company) shall immediately provide to or cause to be provided to the Compliance Officer:

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                  (1)      duplicate copies of all documents issued by the
                           broker, dealer or bank with or through whom the transaction was effected that confirm the transaction; and

                  (2) duplicate copies of all periodic statements issued by any broker, dealer or bank that describe any Security Beneficially Owned by the Access Person.

         (e) Not later than ten (10) days after the end of each calendar quarter, all Access Persons (except persons who would be included in this subsection solely because of their capacity as a trustee of the Investment Company) must certify in a written report that the securities transactions contained in the duplicate statements provided to the Compliance Officer pursuant to Section 8(d) include all the securities transactions (as defined in Section 2(m) of this Code) entered into by said Access Person during the quarter covered by the report. Access Persons are not required to list all transactions on the quarterly report unless the information required to be included in the quarterly report (as described in Section 8(f) of this Code) has not been described adequately in the duplicate statements provided to the Compliance Officer. If said Access Person has no accounts containing securities (as defined in section 2(m) of this Code), this fact also must be certified in written report on a quarterly basis. If the Access Person establishes a new securities account during the quarterly period, the quarterly report must also disclose the name of the broker, dealer or bank with whom the account is established and the date the account is established.

         (f) A quarterly report shall be made by all Access Persons (except those included in Section 8(e) above and Disinterested Trustees as set forth in Section 8(b) above) not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (1) the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

                  (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (3)      the price at which the transaction was effected;

                  (4) the name of the broker, dealer or bank with or through whom the transaction was effected; and

                  (5)      the date of the report.

         (g) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Security to which the report relates.

                  h) All such reports, account statements, and all related information described in this section (8) of the Code shall be reviewed by the Designated Compliance Officer.

9.       PRE-CLEARANCE OF TRADES. Every Access Person (except persons who would be included in this Section 9 solely because of their capacity as a trustee of the Investment

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                  Company) shall obtain clearance from the Compliance Officer prior to effecting any transaction in which they, their families (including those immediate family members sharing the same household as the Access Person) or trusts of which they are trustees or in which they would acquire or dispose of Beneficial Ownership of Securities. The Compliance Officer shall promptly notify the Access Person of clearance or denial of clearance for the transaction which decision shall be effective only on the day it is issued. Notification of approval or denial may be given orally; however, it shall be confirmed in writing within 24 hours of oral notification. Such notification must be kept strictly confidential. The Compliance Officer shall record both the date of the securities transaction and the date pre-clearance was granted. The President of the Adviser shall assume the above reporting and pre-clearance activities and act as compliance officer for transactions of the Designated Compliance Officer.

10.      PROHIBITED ACTIVITIES OF INVESTMENT PERSONNEL.

         (a) Gifts. Investment Personnel are prohibited from receiving, either directly or indirectly, anything of value in excess of a de minimis amount from any person or an employee of another entity where such payment or gratuity is in relation to the business of the employer of the offeror of the payment or gratuity.

         (b) Service as a Director. Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent a prior authorization from the Compliance Officer based upon a determination that the board service would not be inconsistent with the interests of the Investment Company.

11. SANCTIONS. Upon discovering a violation of this Code, the board of trustees of the Investment Company, or the board of directors of the Adviser, Transfer Agent, or Distributor may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of trustees of the Investment Company or board of directors of the Adviser with respect to whose securities the violation occurred.

12. CERTIFICATION OF COMPLIANCE WITH CODE. All Access Persons shall certify annually that they:

         (a)      have read and understood the Code and are subject thereto,

         (b)      have complied with the requirements of the Code, and

         (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

13. REPORT AND CERTIFICATION OF ADEQUACY to the Board of Trustees and Board of Directors. On an annual basis, the Compliance Officer shall prepare a written report to the

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         management and the board of trustees of the Investment Company and board of directors of the Adviser, Transfer Agent and Distributor setting forth the following:

         (a) stating that the Code of Ethics procedures have been designed to prevent access persons from violating the Code;

         (b) a summary of existing procedures concerning personal investing and any changes in procedures made during the past year;

         (c) identifying any violations that required significant remedial action during the past year; and

         (d) identifying any recommended changes in existing restrictions or procedures based upon the Investment Company's or Adviser's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

14. BOARD APPROVAL. Following the report and certification by the Compliance Officer, the board of trustees of the Investment Company (including a majority of independent trustees) must approve this Code of Ethics on an annual basis. Any material change to this Code must be approved within six months.

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